KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 Maiden Lane, Suite 1003
New York, NY 10038
Tel:  (212) 406-7CPA (7272)
Fax: (212) 513-1930

December 10, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.02 of Form 8-K dated December 10, 2007 of LONG-E INTERNATIONAL, INC. and are in agreement with the statements contained therein.

Sincerely,

/s/ Kempisty & Company CPAs P.C.
Kempisty & Company
Certified Public Accountants, P.C.